EXHIBIT 12
                       THE BANK OF NEW YORK COMPANY, INC.
                  Ratios of Earnings to Fixed Charges and Ratios
                       of Earnings to Combined Fixed Charges
                           and Preferred Stock Dividends
                              (Dollars in millions)


                                             For the three     For the six
                                              months ended     months ended
                                                June 30,         June 30,
                                              1995    1994     1995     1994
EARNINGS                                      ----    ----     ----     ----
- --------

 Income Before Income Taxes                   $367    $281    $  710   $  567
 Fixed Charges, Excluding Interest
  on Deposits                                  151     105       296      190
                                              ----    ----    ------   ------
 Income Before Income Taxes and Fixed
  Charges, Excluding Interest on Deposits      518     386     1,006      757
 Interest on Deposits                          335     192       643      358
                                              ----    ----    ------   ------
 Income Before Income Taxes and Fixed
  Charges, Including Interest on Deposits     $853    $578    $1,649   $1,115
                                              ====    ====    ======   ======
FIXED CHARGES
- -------------

 Interest Expense, Excluding Interest
  on Deposits                                 $142    $ 97    $  279   $  174
 One-Third Net Rental Expense*                   9       8        17       16
                                              ----    ----    ------   ------
 Total Fixed Charges, Excluding Interest
  on Deposits                                  151     105       296      190
 Interest on Deposits                          335     192       643      358
                                              ----    ----    ------   ------
 Total Fixed Charges, Including Interest
  on Deposits                                 $486    $297    $  939   $  548
                                              ====    ====    ======   ======
PREFERRED STOCK DIVIDENDS, PRE-TAX BASIS      $  4    $  5    $    8   $   12
- ----------------------------------------      ====    ====    ======   ======

EARNINGS TO FIXED CHARGES RATIOS
- --------------------------------

 Excluding Interest on Deposits               3.43x   3.68x     3.40x    3.98x
 Including Interest on Deposits               1.76    1.95      1.76     2.03

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
- ----------------------------------

 Excluding Interest on Deposits               3.34    3.51      3.31     3.75
 Including Interest on Deposits               1.74    1.91      1.74     1.99

       * The proportion deemed representative of the interest factor.